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                                                                    Exhibit 10.2

                            [ON SEMICONDUCTOR LOGO]

                                                    ON SEMICONDUCTOR CORPORATION
                                                    SEMICONDUCTOR COMPONENTS
                                                    INDUSTRIES, LLC
                                                    5005 EAST MCDOWELL ROAD
                                                    PHOENIX, AZ 85008
                                                    HTTP://ONSEMI.COM




February 28, 2001


James Thorburn
8635 N. 65th Street
Paradise Valley, AZ


Dear Jim:

         Pursuant to our recent conversations, we mutually agree that your employment with Semiconductor Components Industries, LLC (the "Company") and all of its affiliates shall terminate effective March 10, 2001 (the "Effective Date"). In connection with your termination of employment, upon the Effective Date, you shall be deemed to have resigned all other offices and positions that you hold in respect of the Company and its affiliates. All capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in your Employment Agreement with the Company, dated November 8, 1999, as amended on July 20, 2000.

                  1. Pursuant to Section 5(a) of the Employment Agreement, no later than ten days after the general release and waiver (in the form acceptable to the Company) becomes effective, the Company shall pay you a lump-sum payment (the "Lump-Sum Payment") of $1,898,679, less all applicable withholdings and the amounts described below, which represents three times the sum of your highest annualized Base Salary and the Annual Bonus paid to you in respect of fiscal year 2000. The Company will provide you with the form of general release and waiver.

                  2. Notwithstanding any provision of the SCG Holding Corporation 1999 Founders Stock Option Plan (the "Option Plan") or the Stock Option Grant Agreement respecting the termination of your employment, but subject to your compliance with the terms of this letter agreement and the Employment Agreement, the Option granted to you under the Option Plan pursuant to Section 2(d) of the Employment Agreement shall become fully vested and exercisable as of the Effective Date and shall remain outstanding and exercisable until the expiration of its term.
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                            [ON SEMICONDUCTOR LOGO]

Mr. James Thorburn
February 28, 2001
Page 2 of 3


                  3. If you elect to continue the medical benefits currently provided to you through the Company's group health plan pursuant to your rights under COBRA, the Company shall pay your COBRA premiums in respect of such benefits for up to eighteen months after the Effective Date. The Company will continue to provide short term and long term disability insurance and life insurance benefits based on your Base Salary immediately prior to the Effective Date for the eighteen month period immediately following the Effective Date.

                  4. In respect of the loan (the "Loan"), provided to you in accordance with the Promissory Note, dated July 21, 2000, (the "Note") in connection with the purchase of your residence located at 8635 N. 65th Street, Paradise Valley, Arizona, you agree to pay the Interest (as defined in the Note) accrued up to and including the date that the Lump-Sum Payment is paid, and you hereby authorize the Company to withhold such amount from the Lump-Sum Payment. In addition, you and the Company agree to amend the Note to provide that, notwithstanding your termination of employment, the Loan shall remain outstanding for the eighteen-month period immediately following the Effective Date and you shall pay the Company the accrued Interest on a monthly basis during such eighteen-month period. On the last day of such eighteen-month period (or the next business day if the last day of such eighteen-month period is not a business day), the entire Principal Amount plus Interest (to the extent not yet paid) shall become immediately due and payable. You hereby agree to execute and deliver any documents or other materials that the Company determines are necessary to evidence the above-described agreement and/or to continue without interruption or impairment the Company's security interest in the Property (as defined in the Note).

                  5. The Company will draft an appropriate press release relating to your resignation of employment and present it to you for comment prior to its release. In addition, the Company will provide a reference at your request that is consistent with the press release.

                  6. You may retain your mobile telephone, wireless pager and home or portable computer, in each case, at your own cost, provided that you remove all confidential and proprietary information in a manner reasonably satisfactory to the Company. In addition, you shall return any and all other Company property and confidential or proprietary information (in whatever form) to the Company on or before the Effective Date.

                  7. Except as provided herein, all other terms and conditions of the Employment Agreement, including without limitation your obligations under Sections 8 and 9 thereof, the Option Plan and Stock Option Grant Agreement, Promissory Notes and all other relevant documents shall remain in full force and effect.
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                            [ON SEMICONDUCTOR LOGO]

Mr. James Thorburn
February 28, 2001
Page 3 of 3


                  8. The foregoing provisions are subject to and conditioned upon the approval of the Board of Directors of ON Semiconductor Corporation.

If you agree with the foregoing provisions, please sign in the appropriate space below and return the original to me.

                                       Sincerely,


                                       /s/ Steve Hanson
                                       ------------------------------------
                                       Steve Hanson
                                       President and CEO
                                       ON Semiconductor Corporation
                                       Semiconductor Components Industries, LLC


Agreed and accepted:


/s/ James Thorburn
------------------------
James Thorburn
Date: 2-28-01
     -------------------


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                           GENERAL RELEASE AND WAIVER

                  GENERAL RELEASE and WAIVER (this "Agreement") made as of March 10, 2001, by and between James Thorburn (the "Employee") and Semiconductor Components Industries, LLC, a limited liability company formed under the laws of the State of Delaware (the "Employer").

                  WHEREAS, the Employer engaged Employee to be an employee of the Employer pursuant to the employment agreement between the Employee and the Employer, dated November 8, 1999, as amended July 20, 2000 (the "Employment Agreement");

                  WHEREAS, the Employee's employment with the Employer has terminated effective March 10, 2001 in accordance with the letter agreement (the "Letter Agreement") between and among the Employee, the Employer and ON Semiconductor Corporation, dated February 28, 2001 (all defined terms not otherwise defined herein shall have the meanings ascribed to such terms in the Letter Agreement);

                  NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, receipt of which is hereby acknowledged, the Employer and Employee agree as follows:

                  1. Confirmation of Termination. The Parties hereby now acknowledge and confirm that Employee's employment with the Employer has terminated as of March 10, 2001 (the "Termination Date"), and the Employee hereby resigns effective as of the Termination Date from all other positions, offices or other affiliations that he holds in connection with the Employer and its affiliates.

                  2. General Release and Waiver

                  (a) In consideration of the Lump-Sum Payment, acceleration of exercisability of the Options, payment of COBRA premiums, extension of the terms of the $1.4 million Loan and other benefits provided in the Letter Agreement (collectively referred to herein as the "Termination Payment"), Employee hereby releases, remises and acquits the Employer and all of its affiliates, and their respective officers, directors, shareholders, members, family members, agents, employees, consultants, independent contractors, attorneys, advisers, successors and assigns (collectively, the "Releasees"), jointly and severally, from any and all claims, known or unknown, which Employee or Employee's heirs, successors or assigns have or may have against any of such parties arising on or prior to the date of this Agreement and any and all liability which any of such parties may have to Employee, whether denominated claims, demands, causes of action, obligations, damages or liabilities arising from any and all bases, however denominated, including but not limited to the Age Discrimination in Employment Act, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, Title VII of the United States Civil Rights Act of 1964, 42 U.S.C.
Section 1981, the Arizona Civil Rights Act, the California Fair Employment and Housing Act, California's Civil Rights Act, Section 51 of the California Civil Code, the California Labor Code, the California Family Rights Act, or any other Federal, state, or local law and any workers' compensation or disability claims under any such laws. This General Release and Waiver relates to any and all claims, including without

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limitations claims arising from and during Employee's employment relationship with the Employer, any stock options, equity-based or other incentive plans, or as a result of the termination of such employment relationship. Employee further agrees that Employee will not file or permit to be filed on Employee's behalf any such claim. Notwithstanding the preceding sentence or any other provision of this Agreement, this release is not intended to interfere with Employee's right to file a charge with the Equal Employment Opportunity Commission in connection with any claim he believes he may have against the Employer. However, by executing this Agreement, Employee hereby waives the right to recover in any proceeding Employee may bring before the Equal Employment Opportunity Commission or any state human rights commission or in any proceeding brought by the Equal Employment Opportunity Commission or any state human rights commission on Employee's behalf. This release is for any relief, no matter how denominated, including, but not limited to, injunctive relief, wages, back pay, front pay, compensatory damages, or punitive damages. This General Release and Waiver shall not apply to any obligation of the Employer pursuant to this Agreement or the Letter Agreement.

                  (b) Employee expressly understands and agrees that the General Release and Waiver set forth in Section 2(a) above fully and finally releases and forever resolves the claims released and discharged therein, including those which may be unknown, unanticipated and/or unsuspected. Employee further acknowledges that he is aware that he may hereafter discover facts in addition to or different from those which he now knows or believes to exist with respect to the subject matter of this Agreement, but that it is his intention to hereby fully, finally and forever settle and release all of the claims, known or unknown, anticipated or unanticipated, suspected or unsuspected, which now exist, may exist or heretofore have existed between or among himself and the Releasees. Employee hereby acknowledges that he has read and understands Section 1542 of the California Civil Code, which provides as follows:

                  A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Employee understands that Section 1542 gives him the right not to release existing claims for which he is presently unaware, unless he knowingly and voluntarily waives such right. Having been so apprised, he nevertheless voluntarily elects to and expressly waives all benefits under Section 1542 of the California Civil Code, as well as under any other statute or common law principles of similar effect of California or any other jurisdiction, to the extent that such benefits may contravene the provisions of section 2(a) of this Agreement.

                  (c) Employee acknowledges that the Termination Payment Employee is receiving in connection with the foregoing release is in addition to anything of value to which Employee already is entitled from the Employer.

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                  3. Restrictive Covenants

                  Employee and Employer hereby acknowledge and agree that they each continue to be subject to and bound by the provisions of Sections 8 through 10 of the Employment Agreement.

                  4. Confidentiality of Agreement

                  Employee shall keep the existence and terms of this Agreement and the Letter Agreement confidential and shall not directly or indirectly disseminate any information (in any form) regarding this Agreement and the Letter Agreement to any person or entity except as may be agreed to in writing by the Employer. Notwithstanding the foregoing, Employee may disclose the information described herein, to the extent Employee is compelled to do so by lawful service of process, subpoena, court order, or as Employee is otherwise compelled to do by law, including full and complete disclosure in response thereto, in which event Employee agrees to provide the Employer with a copy of the document(s) seeking disclosures of such information promptly upon receipt of such document(s) and prior to disclosure by Employee of any such information, so that the Employer may, upon notice to Employee, take such action as it deems to be necessary or appropriate in relation to such subpoena or request.

                  5. Certain Forfeitures in Event of Breach

                  Employee acknowledges and agrees that, notwithstanding any other provision of this Agreement, in the event Employee materially breaches any of his obligations under this Agreement, Employee will forfeit his right to receive the Termination Payment, including without limitation the extension of the $1.4 million Loan, provided under the Letter Agreement to the extent not theretofore paid to him as of the date of such breach and, if already made as of the time of breach, Employee agrees that he will reimburse the Employer, immediately, for the amount of such payment.

                  6. No Admission

                  This Agreement does not constitute an admission of liability or wrongdoing of any kind by the Employer or its affiliates.

                  7. Heirs and Assigns

                  The terms of this Agreement shall be binding on the parties hereto and their respective successors and assigns.

                  8. General Provisions

                  (a) Integration

                  This Agreement and the Letter Agreement, including the documents which survive the termination of Employee's employment pursuant to the Letter Agreement, constitutes the entire understanding of the Employer and Employee with respect to the subject matter hereof and supersedes all prior understandings, written or oral. For the avoidance of doubt, the parties

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hereto acknowledge and agree that the Employee shall continue to be bound by the
Non-Solicitation, Non-Disparagement and other restrictive covenants provided in the Employment Agreement. The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by the parties hereto. A failure of the Employer or Employee to insist on strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision hereof. In the event that any provision of this Agreement is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

                  (b) Choice of Law

                  This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of Arizona, without regard to its choice of law provisions.

                  (c) Construction of Agreement

                  The parties hereto acknowledge and agree that each party has reviewed the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party. The headings in this Agreement are inserted for convenience of reference only and shall not be part of or control or affect the meaning of any provision hereof. Terms used in the singular shall include the plural and terms used in one gender shall include the other, in each case, as the context requires.

                  (d) Counterparts

                  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which counterpart, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement. A facsimile of a signature shall be deemed to be and have the affect of an original signature.

                  9. Knowing and Voluntary Waiver

                  Employee acknowledges that, by Employee's free and voluntary act of signing below, Employee agrees to all of the terms of this Agreement and intends to be legally bound thereby.

                  Employee understands that he may consider whether to agree to the terms contained herein for a period of twenty-one days after the date hereof. Employee acknowledges that he received this Agreement on or before the date first written above. Accordingly, Employee may execute this Agreement by March 31, 2001, to acknowledge his understanding of and agreement with the foregoing. However, the Termination Payment provided herein shall not commence until this Agreement is executed, returned to the Employer and becomes effective as provided below. Employee acknowledges that he has been advised to consult with an attorney prior to executing this Agreement.

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                  This Agreement will become effective, enforceable and
irrevocable seven days after the date on which it is executed by Employee (the "Effective Date"). During the seven-day period prior to the Effective Date, Employee may revoke his agreement to accept the terms hereof by indicating in writing to the Employer his intention to revoke in the manner specified below. If Employee exercises his right to revoke hereunder, he shall forfeit his right to receive any of the benefits provided for herein, and to the extent such payments have already been made, Employee agrees that he will immediately reimburse the Employer for the amounts of such payment. In order to revoke this Agreement, Employee must deliver the written revocation notice referred to above on or before the expiration of the seven-day period described above directly to Sonny Cave at On Semiconductor, 5005 E. McDowell Road, Phoenix, AZ 85008.

                                       Semiconductor Components Industries, LLC

                                       /s/George H. Cave
                                       ----------------------------------------
                                       Name: George H. Cave
                                       Title: Vice President, General Counsel
                                              and Secretary

/s/ James Thorburn
------------------------------------
James Thorburn

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Acknowledgment

         STATE OF Arizona         )
                  ----------------
                                        ss:
         COUNTY OF Maricopa       )
                   ---------------

                  On the 9th day of March, 2001, before me personally came James Thorburn who, being by me duly sworn, did depose and say that he resides at 8635
N. 65th Street, Paradise Valley, Arizona; and did acknowledge and represent that he has had an opportunity to consult with attorneys and other advisers of his choosing regarding the General Release and Waiver Agreement attached hereto, that he has reviewed all of the terms of the General Release and Waiver Agreement and that he fully understands all of its provisions, including, without limitation, the general release and waiver set forth therein.


/s/ Linda M. Lee
------------------------

Notary Public

Date: March 9, 2001




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